EXHIBIT 99.1

For a description of the risks faced by the company in its operations and with respect to its strategy of seeking a business combination, see the Company’s risk factors set forth in Exhibit 99.1 in its Annual Report on Form 10-KSB for the year ended August 31, 2008.